Exhibit 5.2
[Letterhead of Richards, Layton & Finger, P.A.]
January 22, 2010
GulfMark Offshore, Inc.
10111 Richmond Avenue, Suite 340
Houston, Texas 77042
Ladies and Gentlemen:
     We are acting as special Delaware counsel to GulfMark Offshore, Inc., a Delaware corporation (the “Company”), in connection with the registration by New GulfMark Offshore, Inc., a Delaware corporation which, upon consummation of the Merger (as defined below), will be renamed “GulfMark Offshore, Inc.” (“New GulfMark”), of 27,327,711 shares of its Class B common stock, par value $0.01 per share (“Class B Common Stock”), which will be issuable upon conversion of New GulfMark’s shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”). The Class A Common Stock will be issued pursuant to, and in accordance with, the Agreement and Plan of Reorganization, dated as of October 14, 2009, by and between the Company and New GulfMark pursuant to which the Company will merge with and into New GulfMark, with New GulfMark surviving the merger (the “Merger”). Pursuant to the New GulfMark Certificate of Incorporation (as defined below), shares of Class A Common Stock will automatically convert into shares of Class B Common Stock in certain circumstances. In this connection you have requested our opinion as to a certain matter under the General Corporation Law of the State of Delaware (the “General Corporation Law”).
     For the purpose of rendering our opinion as expressed herein, we have been furnished and have reviewed the following documents:
     (i) the Certificate of Incorporation of New GulfMark, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on October 13, 2009 (the “New GulfMark Certificate of Incorporation”);
     (ii) the Bylaws of New GulfMark in effect since October 13, 2009 (the “Bylaws”);
     (iii) a certificate of an officer of the Company, dated December 14, 2009, as to certain matters;
     (iv) the unanimous written consent of the Board of Directors of New GulfMark, dated December 11, 2009, as to certain matters; and
     (v) a certificate of the Secretary of State, dated the date hereof, as to the good standing of New GulfMark.

GulfMark Offshore, Inc.
January 22, 2010

     With respect to the foregoing documents, we have assumed: (a) the genuineness of all signatures, and the incumbency, authority, legal right and power and legal capacity under all applicable laws and regulations, of each of the officers and other persons and entities signing or whose signatures appear upon each of said documents as or on behalf of the parties thereto; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic, electronic or other copies; and (d) that the foregoing documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinion as expressed herein. We have not reviewed any document other than the documents listed above for purposes of rendering our opinion as expressed herein, and we assume that there exists no provision of any such other document that bears upon or is inconsistent with our opinion as expressed herein. In addition, we have conducted no independent factual investigation of our own, but rather have relied solely upon the foregoing documents furnished for our review as listed above, the statements of facts and factual information set forth in said documents, and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects. We have not participated in the preparation of the registration statement or other documents relating to the registration of the shares of Class B Common Stock referenced herein and we assume no responsibility for their contents.
     In addition to the foregoing, for purposes of rendering our opinion as expressed herein, we have assumed:
     (1) that the New GulfMark Certificate of Incorporation and the New GulfMark Bylaws constitute the certificate of incorporation and by-laws, respectively, of New GulfMark as presently in effect and as will be in effect immediately prior to the issuance of shares of Class B Common Stock upon conversion of Class A Common Stock;
     (2) that New GulfMark is, and will be immediately prior to the issuance of shares of Class B Common Stock upon conversion of Class A Common Stock, duly organized, validly existing and in good standing under the laws of the State of Delaware;
     (3) that New GulfMark has, and at all relevant times will have, sufficient authorized but unissued shares of Class B Common Stock available for issuance upon conversion of shares of Class A Common Stock which have not been and will not be subscribed for, reserved for other issuance or otherwise committed for issuance;
     (4) that a stock certificate or stock certificates representing the shares of Class B Common Stock to be issued upon conversion of the Class A Common Stock will be duly completed, executed and delivered by officers of New GulfMark who are authorized to do so under the General Corporation Law and such stock certificate or stock certificates will be imprinted with the statement required by Section 151(f) of the General Corporation Law; and
     (5) that the issuance of the shares of Class B Common Stock upon conversion of the Class A Common Stock will be duly recorded in the stock ledger of New GulfMark at the time of such issuance.

GulfMark Offshore, Inc.
January 22, 2010

     Based upon and subject to the foregoing and upon our review of such matters of law as we have deemed necessary and appropriate to render our opinion as expressed herein, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion that the shares of Class B Common Stock to be issued upon conversion of Class A Common Stock are duly authorized for issuance by New GulfMark and will be validly issued, fully paid and non-assessable under the General Corporation Law when issued upon the conversion of the Class A Common Stock in accordance with the New GulfMark Certificate of Incorporation.
     The foregoing opinion is limited to the General Corporation Law, and we have not considered and express no opinion on the effect of any other laws or the laws of any other state or jurisdiction, including federal laws and regulations relating to securities, federal tax laws and regulations or any other federal laws or regulations, or the rules and regulations of stock exchanges or of any other regulatory body.
     We consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the registration statement relating to registration of the shares of Class B Common Stock. In addition, we hereby consent to the use of our name in such registration statement and the filing of this opinion as Exhibit 5.2 to such registration statement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons or entities whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, the foregoing opinion is rendered solely for your benefit in connection with the matters addressed herein and, without our prior written consent, may not be relied upon by you for any other purpose or be furnished or quoted to, or be relied upon by, any other person or entity for any purpose.

Very truly yours,
/s/ Richards, Layton & Finger, P.A.

DAB/WH/BVF